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                                                                    EXHIBIT 11.1



                              SABRATEK CORPORATION



           EXHIBIT 11.1 -- STATEMENT RE COMPUTATION OF SHARE EARNINGS



                                                               YEAR ENDED         THREE MONTHS ENDED
                                                            DECEMBER 31, 1995       MARCH 31, 1996
                                                            -----------------     ------------------
Net Loss..................................................     $(6,036,335)          $ (1,715,738)
Adjustment to interest expense assuming conversion of debt
  at beginning of period..................................         113,867                 77,115
Adjustment to interest expense assuming use of offering
  proceeds to reflect repayment of debt...................          61,475                 21,150
                                                               -----------           ------------
Adjusted net loss.........................................     $(5,860,993)          $ (1,617,473)
                                                               ===========           ============
Weighted average shares used to compute pro forma net loss
  per share:
  Weighted average common shares outstanding..............       1,622,283              1,717,899
  Weighted average preferred shares
     outstanding -- assuming conversion...................       1,747,231              1,838,114
  Weighted average convertible subordinated debentures --
     assuming conversion..................................         322,209                612,358
  Additional shares pursuant to SAB83 computation.........       2,901,381              2,424,733
  Adjustment to shares assuming use of offering proceeds
     to reflect repayment of debt.........................          79,167                 79,167
                                                                 6,672,271              6,672,271
                                                               ===========           ============
Pro forma net loss per share..............................     $      (.88)          $       (.24)
                                                               ===========           ============
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